Exhibit 10.1

DIGI INTERNATIONAL 11001 Bren Road East Minnetonka, MN 55343 952-912-3444 tel
952-912-4991 central fax

June 11, 2018

Gokul Hemmady

1076 Rhode Island Street

San Francisco, CA 94107

Dear Gokul,

On behalf of Digi International Inc., I am pleased to offer you employment as Sr. Vice President, Chief Financial Officer and Treasurer reporting to Ron Konezny. (Please see Contingent Offer section below.)

Compensation

Your annualized total compensation target for this position is $520,000.  The annualized base salary is $325,000 with an annualized incentive target of $195,000.

You will participate in Digi International’s Executive Incentive Plan.  The FY18 plan provides an annual incentive payment based on Revenue and Adjusted EBITDA performance provided that threshold levels of both Revenue and Adjusted EBITDA performance for the fiscal year are achieved.  The plan also provides for quarterly payment for the first, second and third quarter of the fiscal year if threshold levels of Revenue and Adjusted EBITDA targets are achieved. All payments are pro-rated based on length of service in the fiscal year.

Initial Equity Award

We will recommend to the Board of Directors an initial grant of 150,000 stock options.  The options will have a per share exercise price equal to the closing sale price of a share of common stock on the Grant Date.  Options will vest over four years at a rate of 25% upon completion of one year, then proportionate monthly vesting thereafter.  The stock option agreement will contain a change in control provision that provides for accelerated vesting if within one year following a change in control, your employment is terminated either by the Company without cause or by you for good reason.   The Grant Date will be the first day that the Digi International trading window reopens in July.

In addition, we will recommend to the Board of Directors a Restricted Stock Unit award for 50,000 shares.  This award will vest 25% annually on the anniversary of the Grant Date.  Restricted Stock Unit Award Agreement will contain the same change in control provision.

Benefits

Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(K) Savings Plan, and an Employee Stock Purchase Plan and a Tuition Reimbursement Program.

You will be eligible for participation in Digi’s health insurance programs on the first day of active employment with the company and will be eligible for participation in the 401(K) Savings Plan on the first day of the month following date of hire. You will be eligible to participate in the Digi International Stock Purchase Plan on the first of any January, April, July or October following your hire date.

You will be eligible to participate in Digi’s $500,000 Executive Life Insurance program.  If accepted by the carrier, Digi International will pay the full annual premium.  This is in additional to the basic optional life insurance programs offered to all employees.

Vacation eligibility begins on the date of hire.  Upon hire, you will receive four weeks of vacation.  You will not accrue above or below this amount regardless of time take.  Should you leave the company at any point in the future, you will be paid for four weeks of accrued vacation.

Severance Agreement

If Digi International should terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:

1)             Twelve months of base salary in effect at time of termination.  This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2)             A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objectives.  This pro-rata bonus shall be paid no later than 2.5 months after the close of fiscal year in which the qualifying termination occurs.

For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv)failure to devote substantially all of his working time and efforts during normal business hours to the Company’s business; of (v) knowing engagement in conduct which is materially injurious to the Company.

Relocation

We will provide you a net lump sum in the amount of $50,000 to cover your relocation expenses.  This amount will be paid 2 weeks prior to your move date.  Should you voluntarily terminate your employment with the company prior to twenty four (24) months, you will be responsible for full repayment of the relocation package.

Contingent Offer

This offer of employment is contingent upon the following:

1.              Approval of the offer by the Compensation Committee of the Board of Directors and your election as an Officer by the Board of Directors.

2.              Your signature on the enclosed Digi International Employment, Confidential Information, and Arbitration Agreement.  Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing.  This agreement must be signed prior to your first day of employment.

3.              A finding of “no issue” with your background and reference check.  Digi International has partnered with Verified Credentials, a background screening organization, to administer confidential background checks. Within 48 hours, we ask you to visit Verified Credentials website at http://myvci.com/digiinternationalinc to complete a personal questionnaire using your full legal name including middle initial.  If you are unable to access the internet within this timeframe, please contact us directly to further assist you in the process. Delay in completion of the online personal questionnaire could delay in the start date of your employment.

4.              Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Sr. Vice President, Chief Financial Officer and Treasurer.

Commencement Date and Offer Acceptance

We would like you to start on June 18, 2018 with the understanding you will require 2 weeks unpaid leave in July, 2018.    Please inform me of your acceptance of this offer by June 13, 2018 and acknowledge your acceptance by signing one of the enclosed copies.

Sincerely,

Digi International Inc.

Mary Maruska
Director, Human Resources

Offer accepted:

/s/ Gokul Hemmady	June 18, 2018
Gokul Hemmady	Start Date